EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Flight Safety Technologies, Inc. in Legal Dispute with Analogic Corporation

MYSTIC, CT (June 30, 2006) - On June 28, 2006, Flight Safety Technologies, Inc. (AMEX symbol FLT) received notice that Analogic Corporation has filed a lawsuit against FST and its CEO and Sanders Design International (SDI) and its principals over perceived contractual interference relating to development of TIICM™ countermanpads technology on which SDI and FST have filed a joint patent application.

Analogic's lawsuit, among other things, asserts that FST and SDI infringed Analogic's rights under a 2003 license agreement between SDI and Analogic by entering into a teaming agreement in 2004 and filing the joint patent application in 2005.

FST believes that the Analogic lawsuit does not address, among other things, Analogic's active participation in the TIICM™-FST-SDI "team presentations" as well as public pronouncements from Analogic that it was supporting the FST-SDI joint TIICM™ technology development activities.

FST believes that the Analogic allegations are without factual and legal merit and intends to vigorously defend its position.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry.

The Company is currently pursuing three technologies called SOCRATES®, UNICORN™ and TIICM™:

●      SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence.

●      UNICORN™ is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight.

●      TIICM™ is an airborne passive countermeasure system to protect airliners against the threat of terrorist missile attacks.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contact:

Samuel A. Kovnat
Flight Safety Technologies, Inc.
(860) 245-0191
ir@flysafetech.com